EXHIBIT 3(b)

CERTIFICATE OF MERGER

OF

EQUUS INVESTMENTS INCORPORATED

INTO

EQUUS II INCORPORATED

The undersigned corporation

DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation
Equus Investments Incorporated	Delaware
Equus II Incorporated	Delaware

SECOND: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation of the merger is Equus II Incorporated, a Delaware corporation.

FOURTH: That the Certificate of Incorporation of Equus II Incorporated, a Delaware corporation shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: That the executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of such surviving corporation is 2929 Allen Parkway, Suite 2500, Houston, Texas 77019.

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished on request and without cost to any stockholder of any constituent corporation.

SEVENTH: Pursuant to subsection (d) of Section 103 of the General Corporation Law of the State of Delaware, the undersigned corporation directs that the merger to be effected by this Certificate of Merger shall become effective at 11:59 p.m., Houston, Texas time, on June 30, 1993.

Dated: June 25, 1993.

EQUUS II INCORPORATED, a Delaware corporation

By:	/s/ Nolan Lehmann
Nolan Lehmann, President

ATTEST:

By:	/s/ Tom S. Tucker
Tom S. Tucker, Secretary